Exhibit 4.1
CLEAR CHANNEL COMMUNICATIONS, INC.
AND
THE BANK OF NEW YORK TRUST COMPANY, N.A.
as Trustee
TWENTY-SECOND SUPPLEMENTAL INDENTURE
Dated as of January 2, 2008
TO
SENIOR INDENTURE
Dated as of October 1, 1997

     This Twenty-Second Supplemental Indenture, dated as of the 2nd day of January, 2008 (this “Twenty-Second Supplemental Indenture”), is between Clear Channel Communications, Inc., a corporation duly organized and existing under the laws of the State of Texas (hereinafter sometimes referred to as the “Company”) and The Bank of New York Trust Company, N.A., a national association organized under the laws of the United States, as trustee (hereinafter sometimes referred to as the “Trustee”) under the Indenture dated as of October 1, 1997, between the Company and The Bank of New York, an affiliate of the Trustee and the former trustee of the Company (the “Indenture”). This Twenty-Second Supplemental Indenture relates solely to the 7.65% Senior Notes due 2010 (CUSIP No. 184502AK8) (the “Notes”) issued under the Indenture and shall not affect any other series of notes issued under the Indenture.
     WHEREAS, the Company has offered to purchase for cash all of the outstanding Notes (the “Tender Offer”) from the holders of the Notes (the “Holders”).
     WHEREAS, the Tender Offer was commenced by the Company pursuant to its Offer to Purchase and Consent Solicitation, dated December 17, 2007 (as the same may be amended and supplemented through the date hereof, the “Statement”);
     WHEREAS, in connection with the Tender Offer, the Company solicited consents (“Consents”) (the “Consent Solicitation”) to proposed amendments (the “Proposed Amendments”) to the Indenture with respect to the Notes as described in the Statement;
     WHEREAS, this Supplemental Indenture evidences the Proposed Amendments described in the Statement;
     WHEREAS, in accordance with Section 902 of the Indenture, for the Proposed Amendments to be effective, the Holders of not less than a majority in principal amount of the Notes shall have consented to the Proposed Amendments;
     WHEREAS, the holders of not less than a majority in principal amount of the Notes have consented to the Proposed Amendments; and
     WHEREAS, the Company has done all things necessary to make this Supplemental Indenture a valid agreement of the Company in accordance with the terms of the Indenture and has satisfied all other conditions required under Article 9 of the Indenture, including, without limitation, delivery to the Trustee of an Opinion of Counsel relating to this Supplemental Indenture as contemplated by Section 903 of the Indenture;
     NOW, THEREFORE, in consideration of the foregoing, the Company covenants and the Trustee hereby agree as follows:
ARTICLE I
DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

     SECTION 1.01. Definitions. Except as otherwise expressly provided herein or unless the context otherwise requires, capitalized terms used but not defined in this Supplemental Indenture shall have the meanings assigned to them in the Indenture.
     SECTION 1.02. Effect of Headings. The Article and Section headings in this Supplemental Indenture are for convenience only and shall not affect the construction of the Indenture or this Supplemental Indenture.
     SECTION 1.03. Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company shall bind its respective successors and assigns, whether so expressed or not.
     SECTION 1.04. Separability Clause. In case any provision in this Supplemental Indenture shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
     SECTION 1.05. Trust Indenture Act Controls. If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of this Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended (the “Act”), as in force at the date this Supplemental Indenture is executed, the provision required by the Act shall control.
     SECTION 1.06. Benefits of Supplemental Indenture. Nothing in this Supplemental Indenture, express or implied, shall give to any person, other than the parties to this Supplemental Indenture and their successors hereunder and the holders of the Notes, any benefit of any legal or equitable right, remedy or claim under this Supplemental Indenture.
     SECTION 1.07. Governing Law. This Supplemental Indenture shall be governed by, and construed in accordance with, the laws of the State of New York, but without giving effect to applicable principles of conflicts of law to the extent that the applications of the laws of another jurisdiction would be required thereby.
     SECTION 1.08. Reference to and Effect on the Indenture.
     (a) On and after the date of this Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture, unless the context otherwise requires.
     (b) Except as specifically amended by this Supplemental Indenture, the Indenture and the Notes are hereby ratified and confirmed and all of the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of the Notes heretofore and hereafter authenticated and delivered under the Indenture shall be bound hereby.
     SECTION 1.09 Effectiveness. This Supplemental Indenture shall take effect and be binding immediately upon the execution and delivery thereof by the parties to this Supplemental Indenture; provided, however, that:

     (a) (i) the provisions of the Indenture referred to in Article II below (the “Amended Provisions”) will remain operative in the form they existed prior to this Supplemental Indenture, and (ii) the deletions and amendments of the Amended Provisions contemplated in Article II below will not become operative, in each case, until the date and time (the “Acceptance Date”) that the Company gives notice to the Trustee and issues a press release that it accepted the Notes for payment; and
     (b) for purposes of the definition of “outstanding” herein and in the Indenture, Notes tendered to, but not yet accepted for payment by, the Company shall not be treated as owned by the Company.
     (c) Upon the Acceptance Date, the Amended Provisions will automatically be deleted or modified as contemplated in Article II below.
     (d) In the event that the Company terminates the Tender Offer and Consent Solicitation after the Supplemental Indenture has been executed, this Supplemental Indenture will immediately no longer be effective and will be null and void.
     (e) Any good faith determination by the Company concerning any conditions of the Tender Offer and Consent Solicitation, or the satisfaction thereof, and any waiver by the Company of any such conditions shall be conclusive and binding upon all Persons.
SECTION 1.10 Applicability. The Amended Provisions contained herein shall be applicable only with respect to the Notes and shall not affect any of the rights and obligations of the Company, the Trustee, or the holders of any other series of notes issued under the Indenture.
ARTICLE II
AMENDMENTS TO THE INDENTURE
SECTION 2.01 Amendment of Certain Provisions.
     (a) Deletions.
          (i) As they relate to the Notes, the following sections of the Indenture are hereby deleted in their entirety and, in the case of each such section, replaced with the phrase “[Intentionally Omitted]”, and any and all references to such sections, any and all obligations thereunder and any event of default related solely to the following sections are hereby deleted throughout the Indenture as they relate to the Notes, and such sections and references shall be of no further force or effect with respect to the Notes.
•	SECTION 406 Indemnity for U.S. Government Obligations

•	SECTION 407 Reinstatement

•	SECTION 704 Reports by Company

•	SECTION 801 Company May Consolidate, etc., Only on Certain Terms

•	SECTION 1004 Statement as to Compliance

•	SECTION 1005 Corporate Existence

•	SECTION 1006 Limitation on Mortgages

•	SECTION 1007 Limitation on Sale and Leaseback Transactions

•	SECTION 1008 Waiver of Certain Covenants

          (ii) As they relate to the Notes, each of clauses (2), (3), (4), (5), (6), (7), (8) and (9) of Section 403 and each of clauses (4), (5), (6) and (7) of Section 501 are hereby deleted in their entirety and, in the case of each such section, replaced with the phrase “[Intentionally Omitted]” and the Company shall be released from any and all of its obligations thereunder with respect to the Notes.
     (b) Revisions.
          (i) As it relates to the Notes, Section 402(a) is amended by deleting it in its entirety and the following text is inserted in lieu thereof:
     “(a) If at any time (i) the Company shall have delivered to the Trustee for cancellation all Securities of any series theretofore authenticated and delivered (other than (1) any Securities of such series which shall have been destroyed, lost or stolen and which shall have been replaced or paid as provided in Section 306 and (2) Securities for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company as provided in Section 405) or (ii) all Securities of such series not theretofore delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption, and the Company shall deposit with the Trustee as trust funds the entire amount in either (A) the Currency in which such Securities are denominated (except as otherwise provided pursuant to Section 301) or (B) U.S. Government Obligations, in either case sufficient (in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee) without consideration of any reinvestment and after payment of all taxes or other charges and assessments in respect thereof payable by the Trustee, to pay at maturity or upon redemption all Securities of such series not theretofore delivered to the Trustee for cancellation, including principal and premium, if any, and interest due or to become due on such date of maturity or redemption date, as the case may be, then this Indenture shall cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of such Securities herein expressly provided for and rights to receive payments of principal of, and premium, if any, and interest on, such Securities) with respect to the Securities of such series, and the Trustee, on demand of the Company, shall execute proper instruments acknowledging satisfaction of and discharging this Indenture.”
          (ii) As it relates to the Notes, Section 802 shall be amended by deleting the words “in accordance with Section 801”.
          (iii) As it relates to the Notes, Section 1104 shall be amended by deleting the word “30” and inserting the word “10” in lieu thereof.
SECTION 2.02 Other Amendments to the Indenture
     All definitions in the Indenture which are used exclusively in the sections and clauses deleted pursuant to Section 2.01 of this Supplemental Indenture or whose sole use or uses in the Indenture were eliminated in the revisions set forth in Sections 2.01 of this Supplemental Indenture are hereby deleted as they relate to the Notes. All cross-references in the Indenture to sections are clauses deleted by Section 2.01 of this Supplemental Indenture shall also be deleted in their entirety as they relate to the Notes.

ARTICLE III
AMENDMENT TO THE NOTES
          The Notes include certain of the foregoing provisions from the Indenture to be deleted or amended pursuant to Sections 2.01 or 2.02 hereof. Upon the Acceptance Date, such provisions from the Notes shall be deemed deleted or amended as applicable.
* * *
          This Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

     IN WITNESS WHEREOF, the parties hereto have caused this Twenty-Second Supplemental Indenture to be duly executed as of the day and year first above written.

CLEAR CHANNEL
COMMUNICATIONS, INC.

by	/s/ Randall T. Mays

	Name:	Randall T. Mays

	Title:	President and Chief Financial Officer

THE BANK OF NEW YORK TRUST
COMPANY, N.A.,
as Trustee

by	/s/ Brian Echausse

	Name:	Brian Echausse

	Title:	Assistant Treasurer